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                                                                     EXHIBIT 2.3
                        UNITED STATES BANKRUPTCY COURT
                       FOR THE WESTERN DISTRICT OF TEXAS
                             SAN ANTONIO DIVISION


In re:                                (S)
                                      (S)
50-OFF STORES, INC.,                  (S)        Case No. 96-54430-C through
a Delaware corporation;               (S)      Case No 96-54433-K, respectively,
50-OFF MULTISTATE OPERATIONS, INC.    (S)
a Nevada corporation;                 (S)         Jointly Administered under
50-OFF TEXAS STORES, L.P.,            (S)             Case No. 96-54430-C
a Texas limited partnership:; and     (S)
50-OFF OPERATING COMPANY,             (S)                 Chapter 11
a Nevada corporation,                 (S)
Debtors                               (S)

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                               ORDER CONFIRMING
                    DEBTORS' JOINT PLAN OF REORGANIZATION,
                            AS AMENDED AND MODIFIED
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     At San Antonio, Texas, on June 3, 1997, the Court convened the confirmation hearing pursuant to 11 U.S.C (S) l128 upon the Debtors' Joint Plan of Reorganization, as Amended, dated March 27, 1997 as modified by the First Modification to Debtors' Joint Plan of Reorganization filed on May 30, 1997, and orally at the confirmation hearing (the Plan)/1/ filed jointly by 50-OFF Stores, Inc., a Delaware corporation (the Parent Debtor), 50-OFF Multistate Operations, Inc., a Nevada corporation, 50-OFF Texas Stores, L.P., a Texas limited partnership, and 50-OFF Operating Company, a Nevada corporation (collectively, including the Parent Debtor, the Debtors).

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/1/ Terms herein shall have the same meaning as set forth in the definitions provided in the Plan.
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     The Court has considered the Plan, the evidence presented, the presentations of counsels, and the results of the voting on the Plan, and, based upon such considerations and the findings of facts and conclusions of law stated in the record at the hearing and/or set forth in the Findings of Fact and Conclusions of Law Regarding Order Confirming Debtors' Plan, hereby

     ORDERS, ADJUDGES and DECREES as follows:

                               PLAN CONFIRMATION

1.   The Plan is in all things CONFIRMED pursuant to 11 U.S.C. (S) 1129.

2. The provisions of the Plan and this Confirmation Order are binding on the Debtors, each Creditor and Interest Holder and each other party in interest in these cases.

3. The Plan shall be and hereby is made binding upon any chapter 7 or chapter 11 trustee which may be appointed in any one or more of these cases. In the event of a conversion of one or more of these cases to chapter 7, the transfers made and obligations incurred or authorized to be made pursuant to the Plan or pursuant to order(s) entered as contemplated by the Plan, including financing to be entered into and all liens granted or authorized to be granted pursuant to the Plan and including all payments of Administrative Claims (including Cure Payments and fees and expenses paid to Professional Persons), shall not be subject to disgorgement or avoidance.

4. As of or following the time at which the conditions to the occurrence of the Effective Date set forth in the Plan are satisfied or duly waived, the appropriate Debtors or Reorganized Debtors shall be, and hereby are authorized to effectuate and perform all transactions, actions and filings contemplated by the Plan, and in each case in accordance with applicable terms of the Plan, the Exhibits thereto and this Confirmation Order with each such transaction, action and filing deemed to have been taken by the unanimous action of directors and stockholders of the


ORDER CONFIRMING PLAN OF REORGANIZATION

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appropriate Debtor or Reorganized Debtor. Such transactions, actions and filings include, without limitation the following:

     a. The amendments to and restatement of the Certificate of Incorporation, as evidenced by the Restated Certificate of Incorporation to be filed with the Delaware Secretary of State.

     b. The amendments to and restatement of the Bylaws, as evidenced by the Amended and Restated Bylaws.

     c. The creation, establishment and authorization of the Series A Preferred Stock, as evidenced by the Certificate of Designations in respect of Series A Preferred Stock to be filed with the Delaware Secretary of State.

     d. The creation, establishment and authorization of the Series B Preferred Stock, as evidenced by the Certificate of Designations in respect of Series B Preferred Stock to be filed with the Delaware Secretary of State.

     e. The reconstitution of the Boards of Directors of the Reorganized Parent Debtor and 50-OFF Operating Company

     f. The adoption of the Stock Option Plan in satisfaction of the stockholder approval requirement of Section 422 of the Internal Revenue Code of 1986, as amended.

     g. The authorization, registration, offer, sale and issuance of the Rights, Units, Common Stock and Series A Preferred Stock and the authorization, offer, sale and issuance of the Series B Preferred Stock. When issued, delivered and paid for (if applicable) in accordance with the terms of the Plan and the applicable Plan Documents, each of the Rights, Units, Common Stock, Series A Preferred Stock and Series B Preferred Stock will be duly and validly issued, fully paid and non-assessable.


ORDER CONFIRMING PLAN OF REORGANIZATION

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      h.   The obtaining of a secured credit facility including, without limitation, the execution, delivery and performance of a loan agreement, note and security agreement. See Senior Secured Exit Financing, below.

5. Without limiting the generality or effect of any other provision of this Confirmation Order, the appropriate Debtors and Reorganized Debtors shall be, and hereby are specifically authorized and empowered to take any and all such actions as (a) Charles J. Fuhrmann II who is the (i) President of each of the corporate Debtors and corporate Reorganized Debtors, and (ii) the President of the general partner of Texas Stores and the Reorganized Texas Stores, and (b) James G Scogin, who is the (i) Assistant Secretary of each of the corporate Debtors and the Secretary of the corporate Reorganized Debtors, and (ii) the Assistant Secretary of the general partner of Texas Stores and the Secretary of the general partner of the Reorganized Texas Stores (collectively, Messrs. Fuhrmann and Scogin will be referred to as the Designated Officers) may determine are necessary or appropriate to implement, effectuate and consummate the Plan, this Confirmation Order and the transactions respectively contemplated thereby and hereby, all in accordance with the terms of the Plan and this Confirmation Order. Each of the Designated Officers of each Debtor and Reorganized Debtor shall be, and hereby is authorized to execute, deliver, file or record such contracts, instruments, releases, indentures, mortgages, deeds, assignments, leases or other agreements or documents and take such other actions as such Designated Officers may determine are necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, this Confirmation Order and the transactions respectively contemplated thereby and hereby, all without further application to or order of this Court and whether or not such actions or documents are specifically referred to in the Plan, the Disclosure Statement, this Confirmation Order or the Exhibits to any of the foregoing, and the Secretary or any Assistant Secretary of each such Debtor or Reorganized Debtor shall be, and


ORDER CONFIRMING PLAN OF REORGANIZATION

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hereby is, authorized to certify or attest to any of the foregoing actions. To the extent that, under applicable non-bankruptcy law, any of the foregoing actions would otherwise require the consent or approval of the directors or stockholders or partners of any Debtor or Reorganized Debtor, this Confirmation Order shall constitute such consent or approval; and such actions shall be, and hereby are, deemed to have been taken by unanimous action of the directors and stockholders, or, with regard to Texas Stores, partners, of the appropriate Debtor or Reorganized Debtor.

6. Bank One, Texas, N.A. (Bank One) is hereby authorized and directed to remit to 50-OFF Stores, Inc. all of the funds which Bank One currently holds in escrow pursuant to the Escrow Agreement attached to the Plan as Exhibit E together with a list of all subscribers which deposited such funds.

                       LIMITED SUBSTANTIVE CONSOLIDATION

7. The Court hereby orders as follows: (1) all intercompany Claims by and among the Debtors are hereby eliminated, (2) any pre-Effective Date obligation of any of the Debtors and all pre-Effective Date guaranties thereof executed by any of the Debtors are hereby deemed to be prepetition joint and several obligations of all of the Debtors, (3) any Claim or Claims filed or to be filed against any of the Debtors are hereby deemed one Claim against each of the Debtors, (4) for purposes of determining the availability of the right of offset under section 553 of the Bankruptcy Code, the Debtors shall be treated as one entity so that, subject to the other provisions of section 553 of the Bankruptcy Code, debts due to any of the Debtors may be offset against the debts of any of the Debtors.

8. The Debtors are hereby consolidated for the limited purposes of voting with regard to the Plan as though the Debtor were a single debtor, nunc pro tunc as of March 27, 1997.


ORDER CONFIRMING PLAN OF REORGANIZATION

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9    All Claims based upon prepetition guaranties of collection, payment or performance made by one Debtor as to the obligations of any other Debtor are hereby discharged, released and without further force and effect.

10. Neither the Plan nor this Order effectuate a substantive consolidation of the assets of the respective Debtors into a single entity or estate and do not cause the perfection of Liens again any Debtor's assets by any secured lender which may have a financing statement filed with regard to a separate Debtor.

11. The limited substantive consolidation of the Debtors set out above, and the stated exceptions to such limited substantive consolidation, shall not affect or diminish the obligations of the Debtors to MetLife as set forth within the Plan and the MetLife Settlement Agreement.

                              BOARD OF DIRECTORS

12. The initial Board of Directors of Reorganized Parent Debtor and 50-OFF Operating Company will consist of the following directors: Charles J Fuhrmann, II, Sheryle J. Bolton, Cecil Schenker, William B. Snow and M. David White. The director of the remaining Reorganized Debtors, excluding Texas Stores, shall be Charles J. Fuhrmann II. All of the foregoing directors shall be, and hereby are, deemed appointed as if unanimously approved by the Board of Directors and stockholders. Such Boards of Directors are hereby authorized and directed to take such actions as may be necessary to fully consummate the Plan. The initial Board of Directors for Reorganized Parent Debtor shall call the first annual meeting of stockholders no sooner than twelve months after the Effective Date, unless an earlier meeting is determined to be called by such Board upon and with the consent of a majority of its members. The subsequent tenure and manner of selection of directors shall be as provided in the respective charters and bylaws of the respective Debtors.


ORDER CONFIRMING PLAN OF REORGANIZATION

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                     SECURITIES LAWS CLAIMS/PENALTY CLAIMS

13. All Securities Laws Claims and Penalty Claims are hereby subordinated pursuant to section 510 of the Bankruptcy Code, to all other Claims and Equity Interests.

                             CONTRACTS AND LEASES

14. All executory contracts and leases listed in Exhibit "A" to the Plan are hereby assumed by the Debtors pursuant to the terms of the Plan without the need of further documentation. The assumption of such executory contracts and leases is hereby approved, with cure amounts to accrue interest from the effective date at the rate of 9% The rejection of all other contracts and leases of the Debtors is hereby approved.

                      POST CONFIRMATION FINANCING - GECC

15. Pursuant to Bankruptcy Code sections 364(c) and (d), 1123, and 1142 and as may otherwise be allowed, the Court hereby approves Senior Secured Exit Financing in an amount of up to $15,000,000 (the "Exit Financing Facility"). General Electric Capital Corporation, as the Exit Financing Facility lender is hereby granted a fully perfected first priority lien and security interest in all existing and after acquired real and personal, tangible and intangible, assets of the Debtors, which shall be subject to no liens, claims and encumbrances senior in priority to the liens securing the Exit Financing Facility, except the Senior Liens (which includes certain liens and security interests of MetLife as granted pursuant to the Plan and the MetLife Settlement Agreement, including the Assigned Landlord Lien Avoidance Actions on FF&E, defined hereafter). The liens and security interests hereby granted shall have priority over all other Liens, including any Statutory Landlords' Liens and Tax Liens, except the Senior Liens (which include certain liens and security interests of MetLife as granted pursuant to the Plan and the MetLife Settlement Agreement, including the Assigned Landlord Lien Avoidance Actions on FF&E). The security interest and lien granted to the Exit Financing Facility lender hereunder are merely


ORDER CONFIRMING PLAN OF REORGANIZATION

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deemed in and upon those items and such types of collateral in which a security interest may be created under Article 9 of the Uniform Commercial Code, and shall not be subject to any lien or Security interest that is avoided and preserved for the benefit of the Debtors' estate under section 551 of the Bankruptcy Code, except with respect to the Assigned Landlord Lien.

                           AVOIDANCE ACTIONS ON FF&E

16. The Debtor and the Designated Officers are expressly authorized and empowered to enter into, among other documents, a credit agreement with regard to the Exit Financing Facility and the other attendant loan documents. The terms and conditions of the Exit Financing Facility are approved, and the Debtors are authorized to perform and do all acts that may be required in connection with the Exit Financing Facility, including, without limitations, to pay the fees to the Exit Financing Facility lender under the commitment letter.

17. This Order is entered pursuant to sections 363, 364, 1123, 1129 and 1142 of the Bankruptcy Code. The Exit Financing Facility lender is entitled to all protection afforded by sections 364(e) and 363(m) of the Bankruptcy Code. If any or all of the provisions of this Order are hereafter reversed, modified, vacated or stayed, such reversal, stay, modification or vacation shall not affect (a) the validity of any obligation, indebtedness or liability incurred by the Debtors to the Exit Financing Facility lender prior to the date of receipt of written notice to the Exit Financing Facility lender of the effective date of such reversal, stay, modification or vacation, or (b) the validity and enforceability of any lien or priority authorized or created hereby or pursuant to the Exit Financing Facility credit agreement or the other Exit Financing Facility loan documents. Notwithstanding any such reversal, stay, modification or vacation, any indebtedness, obligation or liability incurred by the Debtors to the Exit Financing Facility lender prior to written notice to the Exit Financing Facility lender of the effective date of such reversal, stay modification or vacation shall be governed in all respects by the original provisions of this Order,


ORDER CONFIRMING PLAN OF REORGANIZATION

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and the Exit Financing Facility lender shall be entitled to all the rights, remedies, privileges and benefits granted herein and pursuant to the Exit Financing Facility credit agreement and the other Exit Financing Facility loan documents with respect to all such indebtedness, obligation or liability.

l8. In accordance with Bankruptcy Code section 1146(c), the issuance, transfer or exchange of a security, or the making or delivery of an instrument of transfer under the Plan, including but not limited to the filing of any documents necessary to evidence perfection of the senior secured priority position of GECC, may not be taxed under any law imposing a stamp tax or similar tax such as recording fees for purposes of recording any lien instruments.

                              METLIFE PROVISIONS

19. Retention of Liens. In accordance with section 1l29(b)(2)(A), MetLife shall retain its Liens on the FF&E at the Continuing Locations or any new location to which such FF&E may be moved with or without MetLife's consent, which Liens shall be Senior Liens; provided, however, MetLife shall not be given nor shall it have a Senior Lien on after-acquired property which has been or is acquired by the Reorganized 50-OFF Companies after the Effective Date for a new store location so long as none of MetLife's collateral is moved to the new location; except if MetLife's collateral is moved to the new location, MetLife shall have a Senior Lien on after-acquired property and all FF&E at that location. Provided, however, that MetLife will not have a Senior Lien on furniture, fixtures and equipment purchased by or leased by one or more of the Debtors post-confirmation, upon which a party timely and properly perfects a purchase money security interest or which is leased to the Debtors pursuant to a true lease; however, the Reorganized Debtors shall provide MetLife with written notice of same at or about the time of entering such arrangements. The Debtors shall execute and deliver any documents necessary to implement the terms of the Plan and/or the MetLife Settlement Agreement, including executing


ORDER CONFIRMING PLAN OF REORGANIZATION

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any documents which may be necessary or helpful to cure any existing infirmities in MetLife's pre-Petition Date documents.

20. Further, with regard to the FF&E originally located in the Non-Continuing Locations and which may be in various stages of foreclosure, MetLife shall retain its liens and be given a Senior Lien on such FF&E and the proceeds thereof, which relates back to the date on which MetLife filed its financing statements in each of the states against any of the Debtors in which the Non-Continuing locations are located. The Debtors shall execute and deliver any documents necessary to implement the terms of the MetLife Settlement Agreement and the Plan, including executing any documents which may be necessary or helpful to cure any existing infirmities in MetLife's pre-Petition Date documents, which Lien shall be a Senior Lien.

21. Landlord Liens. In accordance with the MetLife Settlement Agreement, on the Effective Date, the Debtors shall assign their rights to assert claims to avoid liens pursuant to Bankruptcy Code section 545(3) and (4) on FF&E (the "Assigned Landlord Lien Avoidance Actions on FF&E) and the Court hereby approves same. MetLife shall have no obligation or duty to assert or pursue the Assigned Landlord Lien Avoidance Actions on FF&E. In determining whether to bring any such Assigned Landlord Lien Avoidance Actions on FF&E, MetLife may consider only its own interest. The Debtors shall also assign all proceeds which may be recovered from such Assigned Landlord Lien Avoidance Actions on FF&E pursuant to Bankruptcy Code section 550 and all lien interests preserved for the benefit of the estates pursuant to Bankruptcy Code section 551 in connection with such Assigned Landlord Lien Avoidance Actions on FF&E.

                                   DISCHARGE

22. The rights afforded in the Plan and the payments and distributions to be made hereunder shall and do hereby discharge all existing debts and Claims of any kind, nature or description whatsoever against the Debtors or any of their assets or properties to the fullest extent permitted


ORDER CONFIRMING PLAN OF REORGANIZATION

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by section 1141 of the Bankruptcy Code; upon the Effective Date, all existing
Claims against the Debtors shall be, and shall be deemed to be, discharged;
and all holders of Claims shall be and hereby are precluded from asserting against the Debtors, or any of their assets or properties, any other or further Claim based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder filed a proof of Claim. Confirmation of the Plan and the obligations imposed on the Debtors therein shall be in complete satisfaction, discharge and release of all Claims of any nature whatsoever against the Debtors or any of their assets or properties; and, upon the Effective Date, the Debtors shall be deemed discharged and released from any and all Claims, including but not limited to demands and liabilities that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code; or (c) the holder of a Claim based upon such debt has accepted the Plan. Except as expressly provided in the Plan, this Order is a judicial determination of discharge of all liabilities of the Debtors. As provided in section 524 of the Bankruptcy Code, such discharge hereby voids any judgment against the Debtors at any time obtained to the extent it relates to a Claim discharged and operates as an injunction against the prosecution of any action against the Debtors) or the property of any of them, to the extent it relates to a Claim discharged.

23. The discharge provided above shall not affect the rights of creditors or the obligations of the Reorganized Debtors, as such rights and obligations are created or granted pursuant to the Plan.


ORDER CONFIRMING PLAN OF REORGANIZATION

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                                  INJUNCTIONS

24. Collections in General. All holders of Claims or Interests accruing prior to June 3, 1997 are hereby enjoined from attempting to collect upon such Claims or Interests, from the Debtors or property of the Debtors, in any manner other than is provided for in the Plan.

25. Utilities. Any Utility, as such term is used in 11 U.S.C. (S) 366, is hereby enjoined from seeking or obtaining a security deposit, altering its usual building practices, or otherwise refusing or discontinuing services to the Debtors for a period of 18 months after the Effective Date of the Plan; provided, however, that a Utility will no longer be subject to such injunction in the event that the Debtors fail to pay the post confirmation utility bills to such Utility no later than 10 days after such bills are due.

26. Prepetition lawsuits. As of the Effective Date of the Plan, all entities who are parties to any prepetition date lawsuits, litigation, administrative actions, or other proceedings, judicial or administrative, in connection with the assertion of a Claim shall be dismissed as to the Debtors. Such dismissal shall be with prejudice to the assertion of such Claim in any manner other than that prescribed in the Plan. All parties to any such action are hereby enjoined from taking any action to impair or impede the immediate and unconditional dismissal of such actions. Confirmation and consummation of the Plan shall have no effect on insurance policies where the Debtors are or were the insured party.

27. Insurance. Each insurance company insuring the Debtors or losses of the Debtors is hereby enjoined from denying, refusing, altering or denying coverage on any basis regarding or related to the Debtors' bankruptcy, the Plan, or any provision within the Plan, including, without limitation, the treatment or means of liquidation set out within the Plan for Policy-insured Tort Claims or Self-insured Tort Claims.


ORDER CONFIRMING PLAN OF REORGANIZATION

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28.  Responsible Party Injunction. Each and every holder of a Priority Tax Claim and holder of a Class 1 Claim is hereby enjoined from commencing or continuing any action or proceeding against any responsible Person or officer or director of any Debtor that otherwise would be liable to such holder for payment of a Priority Tax Claim or Class 1 Claim so long as the Reorganized Debtors are not in default of the payment terms of such Priority Tax or Class 1 Claim. All amounts paid by the Reorganized Debtors; or any one of them, on account of any Allowed Claim held by a governmental entity shall be applied first to any "trust fund" amounts owing, then to any other balances due.

                             OBJECTIONS OVERRULED

29. All objections to confirmation are hereby overruled except as expressly provided for herein.

DATED:   June 3, 1997.
         San Antonio, Texas


                                            /s/ LEIF M. CLARK
                                    -------------------------------------
                                               LEIF M. CLARK
                                       UNITED STATES BANKRUPTCY JUDGE



After entry, please transmit a
conformed Copy to;

Samuel M. Stricklin
Richard G. Grant
Sheinfeld, Maley & Kay, P.C.
1700 Pacific Avenue, Suite 4400
Dallas, Texas 75201-4618
Telephone:  214-953-0700
Facsimile:  2l4-953-1189


ORDER CONFIRMING PLAN OF REORGANIZATION

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